Item 1.01 Entry into a Material Definitive Agreement; Item 1.02 Termination of a Material Definitive Agreement; Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant; and Item 8.01 Other Events

On October 18, 2006, Vectren Utility Holdings, Inc. (“VUHI”), a wholly owned subsidiary of Vectren Corporation, issued $100,000,000 in 5.95% Insured Quarterly Notes due October 1, 2036 guaranteed by Indiana Gas Company, Inc. (“IGC”), Southern Indiana Gas and Electric Company (“SIGECO”) and Vectren Energy Delivery of Ohio, Inc. (“VEDO”) (the “IQ Notes”). The IQ Notes were issued pursuant to the Fifth Supplemental Indenture, dated October 18, 2006, to the Indenture dated October 19, 2001 (the “Base Indenture”) by and among VUHI, IGC, SIGECO, VEDO and U.S. Bank Trust National Association, as trustee. The IQ Notes are insured by Financial Guaranty Insurance Company (“FGIC”) with respect to principal and interest payments when due and payments due in connection with the redemption of the IQ Notes at the option of representatives of deceased owners. This is a limited right to require redemption not in excess of $25,000 for each deceased owner and an aggregate of $2,000,000 for all deceased owners in a 12 month period. The IQ Notes are callable anytime on or after October 1, 2011, as well as upon certain other events of optional redemption specified in such Fifth Supplemental Indenture, at 100% of principal amount plus accrued interest. The net proceeds from the sale of the IQ Notes of approximately $96,030,000 after deducting underwriting discounts and estimated offering expenses will be used to repay the $100,000,000 outstanding principal balance of VUHI’s 7.25% Senior Notes due October 15, 2031 to be redeemed on October 19, 2006 at a redemption price equal to 100% of principal amount plus accrued interest. In addition to customary events of default under the Base Indenture, there are two additional events of default with respect to the IQ Notes specified in the Fifth Supplemental Indenture (i) declaration of acceleration with regard to any other series issued under the Base Indenture and (ii) an event of default under the insurance agreement with FGIC. By referencing this matter under Item 1.01, Item 1.02 and Item 2.03, neither Vectren Corporation nor VUHI intends to acknowledge that this matter constitutes a material agreement or material direct financial obligation with respect to either of them.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release, dated October 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: October 20, 2006	VECTREN CORPORATION
VECTREN UTILITY HOLDINGS, INC.

By: _/s/ M. Susan Hardwick
M. Susan Hardwick, Vice President, Controller and Asst. Treasurer

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Location

99.1	Press Release, dated October 18, 2006	Attached

EX-99.1
News
Release

                          Vectren Corporation
                                                                           P.O. Box 209
                                                           Evansville, IN 47702-0209

FOR IMMEDIATE RELEASE

Treasury Contact: Robert Goocher - (812) 491-4080 or rgoocher@vectren.com
Media Contact: Mike Roeder - (812) 491-4143 or mroeder@vectren.com

Vectren Corporation Sells $100 Million in Long Term Debt

EVANSVILLE, Ind., Oct. 18, 2006 -- Vectren Corporation (NYSE: VVC) announced the closing today on the issuance of $100 million in 5.95% Insured Quarterly Notes due October 1, 2036 through its wholly-owned subsidiary, Vectren Utility Holdings, Inc. (VUHI), which provides financing for the company's regulated operations. Edward Jones was the sole manager and book runner on the offering. On October 19, the proceeds will be used to redeem the existing $100 million of VUHI 7.25% Senior Notes due October 15, 2031.

"We are pleased to complete this long-term debt financing and take advantage of the current favorable markets to redeem and refinance some of our existing higher coupon debt," said Jerry Benkert, Vectren's Executive Vice President and CFO.

About Vectren
Vectren Corporation is an energy holding company headquartered in Evansville, Indiana. Vectren’s energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales and energy infrastructure services. To learn more about Vectren, visit www.vectren.com.

Safe Harbor for Forward Looking Statements
This document contains forward-looking statements, which are based on management's beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our annual report on Form 10-K filed with the Securities and Exchange Commission on Feb. 16, 2006.